Exhibit 10.18

EXECUTION VERSION

YANKEE CANDLE INVESTMENTS LLC

UNITHOLDERS AGREEMENT

THIS UNITHOLDERS AGREEMENT (this “Agreement”) is made as of February 8, 2011, by and among Yankee Candle Investments LLC, a Delaware limited liability company (the “Company”), Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership (“MDCP-A”), Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership (“MDCP-C”) and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership (“MDCP Executive” and collectively with MDCP-A and MDCP-C, “MDCP”).  The Persons other than MDCP listed on the Schedule of Unitholders attached hereto, as well as any other Person who, at any time, acquires Company Units in accordance with the terms of the Limited Liability Company Agreement and this Agreement are referred to herein as an “Other Unitholder” and collectively, the “Other Unitholders”.  MDCP and the Other Unitholders are collectively referred to herein as the “Unitholders” and individually as a “Unitholder.”  Except as otherwise provided herein, capitalized terms used herein are defined in Section 5 hereof.

WHEREAS, on the date hereof in connection with a corporate reorganization, MDCP and the other Persons listed on the Schedule of Unitholders attached hereto received Class A Common Units of the Company in exchange for the same number of Class A Common Units of YCC Holdings LLC, a Delaware limited liability company and direct subsidiary of the Company (“Intermediate Holdings”), that they held, pursuant to Exchange Agreements between each of them, the Company and Intermediate Holdings;

WHEREAS, on the date hereof in connection with a corporate reorganization, certain of the Persons listed on the Schedule of Unitholders attached hereto received Class B Common Units or Class C Common Units of the Company in exchange for the same number of Class B Common Units or Class C Common Units of Intermediate Holdings that they held, pursuant to the separate Exchange Agreements between each of them, the Company and Intermediate Holdings;

WHEREAS, certain of the Persons listed on the Schedule of Unitholders attached hereto may receive Company Units (including without limitation Class C Common Units) or other interests in the Company from time to time in the future; and

WHEREAS, as a result of the corporate reorganization, all Unitholders of Intermediate Holdings are exchanging their equity interests in Intermediate Holdings for identical equity interests in the Company and, accordingly, the Unitholders wish to enter into this Unitholders Agreement to replicate the rights and obligations such Unitholders had pursuant to that certain Amended and Restated Unitholders Agreement, dated as of March 15, 2008, of Intermediate Holdings.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Board of Managers.

(a)                                  From and after the date hereof, and until the provisions of this Section 1 cease to be effective, each holder of Company Units shall vote all of such holder’s Company Units that are voting Company Units and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within such holder’s control (whether in such holder’s capacity as a Unitholder, member, Manager, member of any committee of the Board, officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special Board and member meetings) so that:

(i)                               the authorized number of Managers shall be initially established at seven (7) Managers and shall thereafter be comprised of such number of Managers as shall be determined from time to time by the Board;

(ii)                            the following individuals shall be elected to the Board:

(A)                              two (2) representatives designated by MDCP-A, who shall initially be Robin P. Selati and Richard Copans (the “MDCP-A Managers”);

(B)                                two (2) representatives designated by MDCP-C, who shall initially be George A. Peinado and Craig Rydin (the “MDCP-C Managers” and collectively with the MDCP-A Managers, the “MDCP Managers”);

(C)                                the Chief Executive Officer of the Company, who shall initially be Harlan Kent; and

(D)                               two (2) independent representatives designated by the Board who shall initially be Trudy Sullivan and Terry Burman (the “Independent Managers”).

(iii)                         unless otherwise determined by the Board, the composition of the board of directors or managers of each of the Company’s Subsidiaries (a “Sub Board”) shall be the same as that of the Board;

(iv)                        at MDCP’s option, MDCP Managers shall constitute a majority of any committees of the Board or a Sub Board;

(v)                           the removal from the Board or a Sub Board of any MDCP-A Manager shall be at MDCP-A’s written request, but only upon such written request and under no other circumstances;

(vi)                        the removal from the Board or a Sub Board of any MDCP-C Manager shall be at MDCP-C’s written request, but only upon such written request and under no other circumstances;

(vii)                     in the event that any representative designated by MDCP-A or MDCP-C under clauses (ii)(A) or (ii)(B) above, as applicable, ceases to serve as a member of the Board (or a Sub Board) during his or her term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by MDCP-A or MDCP-C as provided in clauses (ii)(A) and (ii)(B) above, respectively; and

(viii)                   in the event that any Independent Manager ceases to serve as a member of the Board (or a Sub Board) during his or her term of office, the resulting vacancy on the Board or the Sub Board may be filled by a representative designated by the Board, or if the Board does not decide to appoint a replacement Independent Manager, may remain vacant.

(b)                                 The Company shall pay the reasonable out-of-pocket expenses incurred by each Manager for any expenses incurred in connection with attending the meetings of the Board, any Sub Board and any committee thereof.  So long as any MDCP Manager serves on the Board and for five years thereafter, the Company shall maintain directors and officers indemnity insurance coverage regarding all Managers reasonably satisfactory to MDCP and the Limited Liability Company Agreement shall provide for indemnification and exculpation of Managers to the fullest extent permitted under applicable law.

(c)                                  If any party fails to designate a representative to fill a managership pursuant to the terms of this Section 1, the election of an individual to such managership shall be accomplished in accordance with the Limited Liability Company Agreement, subject to such party’s right at any time thereafter to designate a representative hereunder, in which case any such individual elected pursuant to the Limited Liability Company Agreement shall cease to be a Manager.

(d)                                 In order to secure the obligations of each Unitholder who now or hereafter holds any voting securities in the Company to vote such Person’s Company Units in accordance with the provisions of this Section 1 and Section 4, each Unitholder hereby appoints MDCP as such Unitholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Unitholder’s Company Units for: (i) a Sale of the Company and all such other matters as expressly provided for in Section 4, and (ii) the election and/or removal of Managers and all such other matters as expressly provided for in this Section 1. MDCP may exercise the irrevocable proxy granted to it hereunder by any Unitholder at any time any such Unitholder fails to comply with the provisions of this Agreement.  The proxies and powers granted by each such Unitholder pursuant to this Section 1(e) are coupled with an interest and are given to secure the performance of such Unitholder’s obligations under the provisions of this Section 1 and Section 4.  Such proxies and powers shall be irrevocable until termination of this Section 1 and Section 4 and shall survive the death, incompetency, disability, bankruptcy or dissolution of each Unitholder and the subsequent holder(s) of such Unitholder’s Company Units.  No Unitholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(e)                                  The provisions of this Section 1 shall terminate automatically and shall be of no further force and effect upon the earlier to occur of the consummation of a Sale of the Company (unless the Sale of the Company is structured as a sale of assets, in which case this Section 1 shall terminate upon the liquidation of the Company) or the consummation of an IPO.

2.                                       Representations and Warranties.  Each Unitholder represents and warrants that (a) such Unitholder is the record owner of the number of Company Units set forth opposite such Unitholder’s name on the Schedule of Unitholders attached hereto, as applicable, (b) this Agreement has been duly authorized, executed and delivered by such Unitholder and constitutes the valid and binding obligation of such Unitholder, enforceable in accordance with its terms, and (c) such Unitholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

3.                                       Restrictions on Transfer of Company Units.

(a)                                  Transfer of Company Units.  No holder of Company Units (other than MDCP (subject to Section 3(c) hereunder)) shall sell, transfer, assign, pledge or otherwise directly or indirectly dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) any interest in such holder’s Company Units, except (i) pursuant to the provisions of this Section 3, (ii) pursuant to a Sale of the Company or a Section 351 Transaction, (iii) Transfers to Permitted Transferees or (iv) in connection with the Company’s or MDCP’s exercise of the Repurchase Rights.  In no event shall any Transfer of Company Units be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time.  Transfers described in clauses (ii) through (iv) above are referred to herein, collectively, as “Exempt Transfers.”

(b)                                 Right of First Refusal for Class A Common Units.

(i)                                     At least sixty (60) days prior to making any Transfer (other than an Exempt Transfer) of any Class A Common Units, any holder (other than MDCP) of Class A Common Units desiring to make such Transfer (the “Transferring Unitholder”) shall deliver a written notice (the “Offer Notice”) to the Company and MDCP.  The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of Class A Common Units to be transferred and the terms and conditions of the proposed Transfer, and the Offer Notice shall constitute a binding offer to sell the Class A Common Units on such terms and conditions.

(ii)                                  The Company (or its designee(s)) may first elect to purchase all or any portion of the Class A Common Units to be transferred at the same price and upon the same terms and conditions as those set forth in the Offer Notice by delivering a written notice of such election (the “Company Election Notice”) to the Transferring Unitholder and MDCP within thirty (30) days after the Offer Notice has been given to the Company and MDCP (the “Company Election Period”).  The Company Election Notice shall set forth the number of Class A Common Units which the Company has elected to purchase and the number of Class A Common Units, if any, which are available for purchase by MDCP (the “Available Units”).

(iii)                               If for any reason the Company does not elect to purchase all or any portion of such Class A Common Units within thirty (30) days after the Company’s receipt of the Offer Notice, MDCP shall then be entitled to purchase all or any remaining portion, as applicable, of the Available Units at the same price and upon the same terms and conditions as those set forth in the Offer Notice by delivering written notice of such election (the “MDCP Election Notice”) to the Transferring Unitholder and the Company within thirty (30) days after such holder’s receipt of the Company Election Notice or the expiration of the Company Election Period if no Company Election Notice is delivered (such period, the “MDCP Election Period”).  The MDCP Election Notice shall set forth the number of Class A Common Units which MDCP desires to purchase.

(iv)                              To the extent that the Company (or its designee(s)) and MDCP have not individually or collectively elected to purchase all of the Class A Common Units specified in the Offer Notice, the Transferring Unitholder may Transfer all of the remaining Class A Common Units specified in the Offer Notice at a price and on terms no more favorable to the transferee(s) than specified in the Offer Notice during the 30-day period immediately following the expiration of the MDCP Election Period; provided that no such Transfer shall be consummated if the transferee(s) (A) is, or is an Affiliate of, a competitor, supplier or wholesale customer of the Company or its Subsidiaries, (B) has commenced or has threatened to commence any action, suit, litigation, arbitration or proceeding against the Company, its Affiliates or any of its members, (C) has been convicted of or plead guilty to a securities law violation or a felony or (D) is not reasonably acceptable to MDCP.  Any Class A Common Units not transferred within such 30-day period shall be subject to the provisions of this Section 3(b) in connection with any subsequent Transfer.  If the Company or MDCP has elected to purchase Class A Common Units hereunder, the Transfer of such Class A Common Units shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Unitholder, but in any event within 90 days after delivery of the Offer Notice.

(c)                                  Participation Rights. At least fifteen (15) days prior to any Transfer (other than an Exempt Transfer or a Transfer by MDCP to employees of the Company or any of its Affiliates) of Class A Common Units by MDCP which represents more than the Exempt Amount (when taking into account the aggregate Transfers (other than (x) an Exempt Transfer and (y) a Transfer by MDCP to employees of the Company or any of its Affiliates) made by MDCP after the date hereof), MDCP shall deliver a written notice (the “Tag-Along Sale Notice”) to the Company and each other holder of Class A Common Units, which notice shall specify in reasonable detail (i) the number of Class A Common Units to be sold, (ii) the purchase price of the Class A Common Units being sold, (iii) the material terms and conditions of such proposed Transfer and (iv) the identity of the proposed transferee(s).  Each holder of Class A Common Units may elect to become a “Participating Unitholder” with respect to such proposed Transfer by delivering to MDCP and the Company within ten (10) days after delivery of the Tag-Along Sale Notice a written notice, stating that such Unitholder has elected to be a Participating Unitholder in respect of such Transfer.  The amount of Class A Common Units which may be sold by MDCP and each Participating Unitholder in any such Transfer shall be determined by multiplying (i) the quotient determined by dividing the percentage of Class A Common Units owned by such Person by the aggregate percentage of Class A Common Units owned by MDCP and the Participating Unitholders and (ii) the number of Class A Common Units to be sold in the contemplated Transfer.

For example, if the Tag-Along Sale Notice contemplated a sale of 100 Class A Common Units by MDCP, and if MDCP at such time owns 60% of all Class A Common Units and if one other Unitholder elects to participate and owns 20% of all Class A Common Units, MDCP would be entitled to sell 75 Class A Common Units (60% ÷ 80% x 100 Class A Common Units) and the Participating Unitholder would be entitled to sell 25 Class A Common Units (20% ÷ 80% x 100 Class A Common Units).

Any of the Participating Unitholders may elect to sell in any Transfer contemplated under this Section 3(c) a lesser number of Class A Common Units than such Participating Unitholder is entitled to sell hereunder, in which case MDCP shall have the right to sell an additional number of Class A Common Units in such Transfer equal to the number that such Participating Unitholder has elected not to sell.  MDCP will use reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Unitholders in any contemplated Transfer and shall not consummate any such Transfer unless (i) each Participating Unitholder is permitted to sell in such Transfer Class A Common Units which such Participating Unitholder is entitled to sell hereunder in the amount and on the terms set forth in this Section 3(c) or (ii) MDCP agrees to purchase, contemporaneously with the closing of the contemplated Transfer, the number of Class A Common Units from the Participating Unitholders which such Unitholders would have been entitled to sell hereunder and which the prospective transferee(s) have not agreed to purchase from such Participating Unitholder(s) on the terms set forth in this Section 3(c).  Each Unitholder transferring Class A Common Units pursuant to this Section 3(c) shall pay its allocable share (based on such Unitholder’s percentage of the total proceeds to be received in such Transfer) of the expenses incurred by the Unitholders in connection with such transfer and shall be obligated to join on a pro rata basis (based on such Unitholder’s percentage of the total proceeds to be received in such Transfer) in any indemnification or other obligations that MDCP agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Unitholder such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder’s title to and ownership of Class A Common Units); provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer.

(d)                                 Permitted Transferees.  The restrictions set forth in this Section 3 shall not apply with respect to any Transfer of Company Units (other than unvested Class B Common Units or unvested Class C Common Units, which are not Transferable unless expressly provided otherwise in any agreement between the Company and a holder of Class B Common Units or Class C Common Units, as applicable) (i) by any Unitholder pursuant to applicable laws of descent and distribution or among such Unitholder’s Family Group (provided that Company Units may not be Transferred to a Unitholder’s spouse in connection with a divorce proceeding, unless otherwise ordered by a court of competent jurisdiction), and (ii) in the case of MDCP, to any Affiliate (collectively the transferees contemplated by clauses (i) and (ii) are referred to herein as “Permitted Transferees”); provided that the restrictions contained in this Section 3 shall continue to be applicable to the Company Units after any such Transfer and that the transferees of Company Units shall have agreed in writing to be bound by the provisions of this Agreement affecting the Company Units so transferred; and provided further that, except as otherwise provided for in any agreement between MDCP and any of its Permitted Transferees, such Permitted Transferee of MDCP shall succeed to all rights attributable to MDCP hereunder.  Notwithstanding the foregoing, no Unitholder shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such Unitholder’s interest in any such Permitted Transferee.

(e)                                  Termination of Restrictions.  The restrictions on the Transfer of Company Units set forth in this Section 3 shall continue with respect to each Company Unit until the earliest to occur of (i) the consummation of an IPO, (ii) the date on which such Company Units have been transferred in a Public Sale and (iii) the consummation of a Sale of the Company.

4.                                       Sale of Company.

(a)                                  Third Party Transaction.  Subject to the terms of this Section 4, if MDCP approves a Sale of the Company (and, in the case of any sale or other fundamental change which requires the approval of the managers of a Delaware manager-managed limited liability company pursuant to applicable Delaware law, the Board shall have approved such Sale of the Company), and MDCP notifies the holders of Company Units that it is invoking the provisions of this Section 4, the holders of Company Units shall vote for (to the extent permitted to vote for) and shall be deemed to have consented to and agree to raise no objections against (and to confirm such consent in writing) the Sale of the Company or the process by which such transaction was arranged.  If the Sale of the Company is structured as a (i) merger or consolidation, each holder of Company Units shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of Company Units or other equity securities or interests, each holder of Company Units shall agree to sell and surrender all of such holder’s Company Units and rights to acquire Company Units on the terms and conditions approved by MDCP and the Board (to the extent required by applicable Delaware law).  The holders of Company Units shall take all necessary or desirable actions in connection with the consummation of the Sale of the Company, including executing a sale contract pursuant to which each holder of Company Units will: (i) severally (but not jointly) make the same representations, warranties and indemnities regarding the Company and its assets, liabilities and business (collectively, the “Company Reps”) and (ii) solely on behalf of such holder, make such representations, warranties and indemnities concerning such holder and the Company Units (if any) to be sold by such holder as may be set forth in any agreement approved by MDCP and the Board (to the extent required by applicable Delaware law); provided that: (A) the pro rata share of a holder of Company Units for any amounts payable in connection with any claim under the Company Reps by the purchaser(s) in such Sale of the Company transaction shall be determined in accordance with Section 4(d) below (any such amount payable, a “Company Loss”), and (B) if any holder of Company Units pays for more than such holder’s pro rata share of a Company Loss (such amount, the “Loss Overpayment”), then each other holder of Company Units will simultaneously contribute to such holder an amount equal to such other holder’s allocable share (based upon such holder’s pro rata share of the Company Loss) of such Loss Overpayment.  Notwithstanding anything to the contrary contained herein, no holder of Company Units shall be liable for any Company Loss in an amount (either individually or in the aggregate) greater than the total consideration received by such holder in connection with such Sale of the Company.

(b)                                 Right to Participate.  In the event that a Sale of the Company involves a sale of less than all of the Company Units, each holder of Class B Common Units and Class C Common Units shall be entitled to sell his, her or its Class B Common Units and/or Class C Common Units, as applicable, in such Sale of the Company, subject to complying with the terms and conditions set forth in this Section 4.  The number of Class B Common Units and/or Class C Common Units which may be sold by each holder of Class B Common Units and Class C Common Units participating in such Sale of the Company shall be equal to the product of (i) the aggregate number of Class B Common Units and/or Class C Common Units owned by such holder multiplied by (ii) a fraction, the numerator of which is equal to aggregate number of Company Units being sold by MDCP in such sale and the denominator of which is equal to the aggregate number of Company Units owned by MDCP at the time of such sale.  Each holder of Class B Common Units and Class C Common Units may elect to sell in any Sale of the Company a lesser number of Class B Common Units or Class C Common Units than such holder is entitled to sell hereunder.  MDCP shall provide each holder of Class B Common Units and Class C Common Units with written notice of the Sale Proceeds Amount allocable to each Class A Common Unit, Class B Common Unit and Class C Common Unit promptly after such amounts have been determined.  Upon receiving such notice, each holder of Class B Common Units and Class C Common Units shall have the option to revoke his, her or its election to sell Class B Common Units or Class C Common Units in the Sale of the Company (in which case, the Sale Proceeds Amount shall be recalculated based on the revised number of Company Units being sold in the Sale of the Company).

(c)                                  Conditions to Obligation.  The obligations of the holders of Company Units to participate in a Sale of the Company are subject to the satisfaction of the following conditions: (i) upon consummation of the Sale of the Company, all holders of Company Units shall receive the proceeds from such sale in accordance with the terms of Section 4(d) below, and if the holders of any class of Company Units are given an option as to the form of consideration to be received, all holders of each class of Company Units shall be given the same option subject to Section 4(d) below; provided that the condition that each holder is provided with the same option to receive the same form of consideration as set forth above shall be deemed satisfied even if certain holders elect to receive, to the exclusion of others, securities of the acquiring Person or any of its Affiliates, so long as each holder of the same class of Company Units receives the same amount of value, whether in cash or such securities, as of the closing of such Sale of the Company with respect to such holder’s Company Units of such class; and (ii) all holders of then currently exercisable rights to acquire Company Units (including Company Units that become (or would become) vested and exercisable in connection with a Sale of the Company) shall be given an opportunity to exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of Company Units.  For the avoidance of doubt, the Unitholders and the Company acknowledge and agree that no Management Purchaser may be required to enter into non-competition or similar restrictive covenants in connection with a Sale of the Company that are more burdensome than the non-competition or similar restrictive covenants that such Management Purchaser is a party to in connection with his or her employment or engagement by the Company or any of its Subsidiaries.

(d)                                 Distribution of Proceeds; Allocable Share of Company Loss and Expenses.  In the event a Sale of the Company occurs (whether under this Section 4 or otherwise), each holder of Company Units shall receive in exchange for the Company Units held by such holder an amount equal to such amount that such holder would have received in respect of such holder’s Company Units if the aggregate consideration (after satisfaction or assumption of all debts and liabilities) from such Sale of the Company had been distributed by the Company in a complete liquidation of the Company in accordance with (including, without limitation, in the order of priority as set forth in) the terms of the Limited Liability Company Agreement (and, if less than all of the Company Units of the Company are included in such transaction, then the allocation of such aggregate net consideration shall be determined as if the Company Units included in such transaction were all of the Company Units of the Company then outstanding, and, for purposes of this Section 4(d), the terms of the Limited Liability Company Agreement shall be interpreted consistent with this assumption) (such amount is referred to herein as the “Sale Proceeds Amount”).  The pro rata share of each holder of Company Units of any Company Loss shall be an amount equal to the amount by which such holder’s Sale Proceeds Amount would have been reduced had the aggregate consideration from such Sale of the Company been distributed by the Company in accordance with the sentence immediately foregoing after deducting from such aggregate consideration the aggregate amount of such Company Loss.  Each Unitholder will bear such Unitholder’s pro rata share of the expenses incurred in connection with such Sale of the Company to the extent such expenses are incurred for the benefit of all Unitholders and are not otherwise paid by the Company or the acquiring party, with such Unitholder’s pro rata share being calculated in the same manner as set forth in the prior sentence.  For purposes of this Section 4(d), expenses incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of the Sale of the Company shall be deemed to be for the benefit of all Unitholders.  Expenses incurred by any Unitholder on such Unitholder’s own behalf shall not be considered expenses of the transaction and shall be the responsibility of such Unitholder.  Each holder of Company Units shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Sale of the Company as requested by the Board.

(e)                                  Termination.  The provisions of this Section 4 shall terminate upon the consummation of an IPO.

5.                                       Definitions.

“Affiliate” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Agreement” has the meaning set forth in the preamble.

“Available Units” has the meaning set forth in Section 3(c).

“Board” has the meaning set forth in the recitals to this Agreement.

“Class A Common Units” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Class B Common Units” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Class C Common Units” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Common Units” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Company” has the meaning set forth in the preamble.

“Company Election Notice” has the meaning set forth in Section 3(b)(ii).

“Company Loss” has the meaning set forth in Section 4(a).

“Company Reps” has the meaning set forth in Section 4(a).

“Company Units” means (i) any Common Units purchased or otherwise acquired or held by any Unitholder, (ii) any unvested Class B Common Units and unvested Class C Common Units, (iii) any Common Units issued or issuable directly or indirectly upon the exercise or exchange of any securities purchased or otherwise acquired by any Unitholder, which are convertible into or exercisable or exchangeable for the Company Units described in clause (i) (including any options to purchase Company Units granted by the Company) and (iv) any Common Units issued or issuable directly or indirectly with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a unit distribution or unit split or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization (including any equity securities issued in connection with the conversion of the Company from a limited liability company to a corporation as contemplated in Section 14.1 of the Limited Liability Company Agreement or otherwise).  As to any particular securities constituting Company Units hereunder, such securities shall cease to be Company Units when they have been sold in a Public Sale.

“Exempt Amount” means an amount equal to 15% of the number of Class A Common Units held by MDCP as of the date hereof.

“Exempt Transfers” has the meaning set fort in Section 3(a).

“Family Group” means an individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such individual and/or the individual’s spouse and/or descendants.

“IPO” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Limited Liability Company Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Management Holder” means a holder of Company Units which were initially issued to a Management Purchaser, it being acknowledged and agreed that, if any Company Units originally issued to a Management Purchaser are Transferred by such Management Purchaser to a Permitted Transferee, such Permitted Transferee shall be deemed to be a Management Holder with respect to such Company Units.

“Management Purchasers” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Manager” has the meaning assigned to that term in the Limited Liability Company Agreement.

“MDCP” has the meaning set forth in the preamble.

“MDCP Election Notice” has the meaning set forth in Section 3(b)(iii).

“MDCP Election Period” has the meaning set forth in Section 3(b)(iii).

“Member” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Offer Notice” has the meaning set forth in Section 3(b)(i).

“Other Unitholders” has the meaning set forth in the preamble.

“Participating Unitholder” has the meaning set forth in Section 3(c).

“Permitted Transferees” has the meaning set forth in Section 3(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale of Company Units (i) by the Company, its corporate successor (as contemplated by Section 14.1 of the Limited Liability Company Agreement) or Yankee Holding of its equity securities pursuant to a registration statement filed under the Securities Act or (ii) to the public pursuant to Rule 144 (other than Rule 144(b)(1)(ii) prior to an IPO) under the Securities Act (or any similar rule then in effect) effected through a broker, dealer or market maker.

“Repurchase Rights” means the right of the Company and MDCP to repurchase Company Units from any director, officer, employee or consultant of the Company and/or its Subsidiaries upon the termination of employment or of a consulting arrangement or other event pursuant to an agreement approved by the Board.

“Sale of the Company” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Section 351 Transaction” has the meaning assigned to that term in the Limited Liability Company Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sub Board” has the meaning set forth in Section 1(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tag-Along Sale Notice” has the meaning set forth in Section 3(c).

“Transfer” has the meaning set forth in Section 3(a).

“Transfer Amount” has the meaning set forth in Section 3(a).

“Transferring Unitholder” has the meaning set forth in Section 3(b)(i).

“Unitholders” has the meaning set forth in the preamble.

“Yankee Holding” means the Company’s indirect, wholly-owned subsidiary, Yankee Holding Corp., a Delaware corporation.

6.                                       Outside Activities.  Notwithstanding anything to the contrary herein or in the Limited Liability Company Agreement and except as may be provided otherwise in any separate agreement with the Company or its Subsidiaries, (i) each MDCP Manager, in his or her capacity as such, may at any time and from time to time (directly or indirectly) engage in and own interests in other business ventures of any and every type and description, independently or with others with no obligation to offer to the Company or any other Unitholder, Member, Manager or officer the right to participate therein, and (ii) neither the Company nor any Unitholder, Member, Manager or officer of the Company shall have any rights by virtue of this Agreement, the Limited Liability Company Agreement or the limited liability company relationship created thereby in any such business interests or activities of any such Person.

7.                                       Legend.  If the Company Units are certificated, each certificate evidencing Company Units and each certificate issued in exchange for or upon the Transfer of any Company Units (if such Company Units remain Company Units after such Transfer) shall be stamped or otherwise imprinted with the legend set forth in Section 12.8 of the Limited Liability Company Agreement.  Upon the request of the holder thereof, the portion of such legend referencing this Agreement shall be removed from the certificates evidencing any Company Units which cease to be Company Units in accordance with the definition thereof.

8.                                       Issuance and Transfer of Company Units.  Prior to Transferring any Company Units (other than pursuant to a Public Sale, a Sale of the Company or a Section 351 Transaction) to any Person, the transferring holder of Company Units shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Unitholders a counterpart of or joinder to this Agreement.  A Transfer shall also eliminate a Unitholder’s right, if any, to participate in the sale, issuance or Transfer of any Company Units pursuant to Section 3 with respect to any such Company Units which such Unitholder has Transferred.

9.                                       Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Company Units in violation of any provision of this Agreement or the Limited Liability Company Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Company Units as the owner of such Company Units for any purpose.

10.                                 Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Unitholders unless such modification, amendment or waiver is approved in writing by the Company, MDCP (so long as MDCP and its Permitted Transferees hold any Company Units) and the holders of a majority of the Class A Common Units (determined on a fully diluted basis); provided that: (a) any modification or amendment to this Agreement which adversely affects the rights or obligations of a Member in respect of any Company Units in a manner which is disproportionately adverse to such Member relative to such rights or obligations of other Unitholders in respect of the Company Units of the same class or type shall be effective only with such Member’s consent; (b) an amendment or modification that would affect any class of Company Units in a manner materially adverse to any other class of Company Units or materially adverse solely to such class of Company Units, shall be effective against the holders of that class of Company Units so materially adversely affected only with the prior written consent of the holders of at least a majority of such class of Company Units and (c) any amendment or modification reducing the required interest for any consent or vote in this Agreement shall be effective only with the consent or vote of the Member(s) having the interest theretofore required.  The failure of any Unitholder or the Company to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Unitholder or the Company, as applicable, thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The execution of a counterpart of or joinder to this Agreement solely for the purpose of adding of any Person as an Other Unitholder shall not constitute a modification, amendment, or waiver of this Agreement.

11.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.                                 Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the other agreements entered into by the Unitholders and the Company as of the date hereof, including the Limited Liability Company Agreement, and any other agreement pursuant to which particular Company Units (or rights to acquire Company Units) were issued, embody the complete agreement and understanding among the Unitholders and the Company with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Unitholders and the Company, written or oral, which may have related to the subject matter hereof in any way (including without limitation that certain Amended and Restated Unitholders Agreement of Intermediate Holdings, dated as of March 15, 2008, which is hereby terminated and of no further force and effect).  The Limited Liability Company Agreement is hereby incorporated herein in its entirety and made a part hereof as if fully set forth herein.

13.                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Unitholders and any subsequent holders of Company Units and the respective successors and assigns of each of them, so long as they hold Company Units, as applicable.

14.                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

15.                                 Remedies.  The Company and the Unitholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The Unitholders and the Company agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Unitholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

16.                                 Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, given by facsimile to the facsimile number set forth below, or mailed first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the facsimile number or address indicated on the schedules hereto and to any subsequent holder of Company Units subject to this Agreement at such facsimile number or address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices shall be deemed to have been given hereunder when delivered personally, when confirmation of facsimile has been received by the sender, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.  The Company’s address is:

Yankee Candle Investments LLC
c/o The Yankee Candle Company, Inc.
16 Yankee Candle Way
South Deerfield, MA 01373
Facsimile: (413) 665-9147
Attention:              General Counsel

with copies (which shall not constitute notice) to:

Madison Dearborn Partners, LLC
Three First National Plaza, Suite 4600
Chicago, IL 60602
Facsimile: (312) 895-1001
Attention:              Robin P. Selati
                                                                     George Peinado

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois  60654
Facsimile: (312) 862-2200
Attention:              Michael D. Paley
                                                                     Tana M. Ryan

17.                                 Additional Agreements.  Except with respect to those provisions of this Agreement that terminate upon the consummation of an IPO, in connection with the conversion of the Company from a limited liability company to a corporation as contemplated in Section 14.1 of the Limited Liability Company Agreement or otherwise, the Unitholders hereby covenant and agree to enter into a stockholders agreement containing obligations substantially similar to those provided herein.

18.                                 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto also shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19.                                 Waiver of Jury Trial.  As a specifically bargained for inducement for each of the Unitholders and the Company to enter into this Agreement (after having the opportunity to consult with counsel), each Unitholder and the Company expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

20.                                 No Strict Construction.  The Unitholders and the Company hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Unitholders and the Company, and no presumption or burden of proof shall arise favoring or disfavoring any Unitholder or the Company by virtue of the authorship of any of the provisions of this Agreement.

21.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have executed this Unitholders Agreement on the day and year first above written.

YANKEE CANDLE INVESTMENTS LLC

By:	/s/ Harlan Kent
Name: Harlan Kent
Its: Chief Executive Officer

Signature Page to Unitholders Agreement

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name: Robin P. Selati
Its: Managing Director

MADISON DEARBORN CAPITAL PARTNERS V-C, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name: Robin P. Selati
Its: Managing Director

MADISON DEARBORN CAPITAL PARTNERS V EXECUTIVE-A, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name: Robin P. Selati
Its: Managing Director

Signature Page to Unitholders Agreement

/s/ Howard Baron
Howard Baron

/s/ Kimberly Biggs
Kimberly Biggs

/s/ Diane Bonvissuto
Diane Bonvissuto

/s/ Terry Burman
Tery Burman

/s/ John Cagle
John Cagle

/s/ Marc Campbell
Marc Campbell

/s/ Denis Cloutier
Denis Cloutier

/s/ Ruth Considine
Ruth Considine

/s/ David Crawford
David Crawford

/s/ Christopher Delello
Christopher Delello

/s/ Edward Dolan
Edward Dolan

/s/ Dorrin Exford
Dorrin Exford

Signature Page to Unitholders Agreement

/s/ Stephen Farley
Stephen Farley

/s/ Tom Fitch
Tom Fitch

/s/ Karen Fortin
Karen Fortin

/s/ Christopher Fortson
Christopher Fortson

/s/ Denise Gagne
Denise Gagne

/s/ Clive Harper
Clive Harper

/s/ Douglas Higginbotham
Douglas Higginbotham

/s/ Greg Hunt
Greg Hunt

/s/ Jeffrey Jutsum
Jeffrey Jutsum

/s/ Mark Kennedy
Mark Kennedy

/s/ Harlan Kent
Harlan Kent

/s/ Mark Kolasinski
Mark Kolasinski

/s/ Martha LaCroix
Martha LaCroix

Signature Page to Unitholders Agreement

/s/ Timothy Lee
Timothy Lee

/s/ Hope Margala Klein
Hope Margala Klein

/s/ Lisa McCarthy
Lisa McCarthy

/s/ Allison Bleyler McDonald
Allison Bleyler McDonald

/s/ Ben Menezes
Ben Menezes

/s/ Beth Moeri
Beth Moeri

/s/ Sarah Mullins
Sarah Mullins

/s/ Deborah Norris
Deborah Norris

/s/ John O’Neil
John O’Neil

/s/ James Ovitt
James Ovitt

/s/ Heidi Partain
Heidi Partain

/s/ James Perley
James Perley

/s/ Leslie Picard
Leslie Picard

Signature Page to Unitholders Agreement

/s/ Susanne Pruyne
Susanne Pruyne

/s/ Steven Richardson
Steven Richardson

/s/ Arthur Rubeck
Arthur Rubeck

/s/ Craig Rydin
Craig Rydin

/s/ Debra Scharrer
Debra Scharrer

/s/ Dennis Shockro
Dennis Shockro

/s/ Doreen Smith
Doreen Smith

/s/ Dana Springfield
Dana Springfield

/s/ Diane Sullivan
Diane Sullivan

/s/ Trudy Sullivan
Trudy Sullivan

/s/ Alex Theoharides
Alex Theoharides

/s/ Cheriyan Thomas
Cheriyan Thomas

/s/ Michael Thorne
Michael Thorne

Signature Page to Unitholders Agreement

/s/ Anthony Villani
Anthony Villani

/s/ Alexander Winiecki
Alexander Winiecki

Signature Page to Unitholders Agreement

SCHEDULE OF UNITHOLDERS

(Redacted)